EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                              HELIX BIOMEDIX, INC.

Pursuant to Section 242 of the General Corporation Law of Delaware, the undersigned corporation hereby submits the following Certificate of Amendment to the corporation's Certificate of Incorporation.

          1. The name of the corporation is Helix BioMedix, Inc.

          2. The amendment to the Certificate of Incorporation as adopted is as follows:

               Article IV, Section 4.01(a) is amended in its entirety to read as follows:

               The total number of shares of stock that the Corporation shall have the authority to issue is one hundred twenty-five million (125,000,000) shares of capital stock, consisting of (i) twenty-five million (25,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), and (ii) one hundred million (100,000,000) shares of common stock, par value $0.001 per share (the "Common Stock").

          3. This amendment does not provide for an exchange, reclassification, or cancellation of the issued shares of the corporation.

          4. The date of adoption of the amendment was December 16, 2002.

          5. All of said amendment was adopted by duly approved shareholder action in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

          6. This Certificate of Amendment shall be effective upon filing.

DATED: December 16, 2002                     HELIX BIOMEDIX, INC.


                                             By: /s/ R. Steve Beatty
                                                 -----------------------------
                                                 R. Steve Beatty, President